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                                                                 EXHIBIT h(7)(b)

                    AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Transfer Agency and Service Agreement dated June 21, 2000 (the "Agreement") between AIM Equity Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 11 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                   Per Account Fee
         Fund Type                                   Annualized
         ---------                                 ---------------
         Class A, B and C
         Non-Daily Accrual Funds                        $15.20

         Class A, B and C
         Monthly Dividend and Daily Accrual Funds       16.20"


Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.      Other Fees

         IRA Annual Maintenance Fee    $10 per IRA account per year (paid by
                                       investor per tax I.D. number).

         Balance Credit                The total fees due to the Transfer Agent
                                       from all funds affiliated with the Fund
                                       shall be reduced by an amount equal to
                                       the investment income earned by the
                                       Transfer Agent on the DDA balances of the disbursement accounts for those funds.

         Remote Services Fee           $3.60 per open account per year, payable
                                       monthly and $1.80 per closed account per year, payable monthly."


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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

                                         AIM EQUITY FUNDS


                                         By: /s/ ROBERT H. GRAHAM
                                             -------------------------------
                                             President

ATTEST:


/s/ CAROL F. RELIHAN
-------------------------------
Secretary


                                         A I M FUND SERVICES, INC.


                                         By: /s/ TONY D. GREEN
                                             -------------------------------
                                             President

ATTEST:


/s/ LISA A. MOSS
-------------------------------
Assistant Secretary